EXHIBIT 5.1

May 2, 2000

Hi-Rise Recycling Systems, Inc.
8505 N.W. 74th Avenue
Miami, Florida 33166

         Re: Registration Statement on Form S-8 for Hi-Rise Recycling Systems, Inc. Executive Incentive Compensation Plan

Ladies and Gentlemen:

         On the date hereof, Hi-Rise Recycling Systems, Inc., a Florida corporation (the "Company"), sent for filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 2,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), pursuant to the Company's incentive awards ("Awards") granted or to be granted under the Company's 1998 Executive Incentive Compensation Plan (the "1998 Plan"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the 1998 Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Company presently has available approximately 34,331,588 shares of authorized and unissued Common Stock from which the 2,000,000 shares of Common Stock proposed to be offered and/or sold pursuant to Options, SARs, restricted and deferred stock, dividend equivalents, bonus stock and awards in lieu of cash obligations and other stock-based awards (collectively, the "Awards") granted under the 1998 Plan may be issued. In addition, assuming that the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance to those persons who receive Awards, and that the consideration for the underlying shares of Common Stock issued pursuant to the Awards is actually received by the Company as provided in the 1998 Plan, we are of the opinion that the shares of Common Stock issued pursuant to the Awards granted under and in accordance with the terms of the 1998 Plan will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                               Sincerely,

                                               GREENBERG TRAURIG, P.A.


                                               By: /S/ FERN S. WATTS
                                                   ----------------------------
                                                   Fern S. Watts